SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2010 (September 2, 2010)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7901 Jones Branch Drive, Suite 900, McLean, VA 22102

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 902-2800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

As previously reported on Form 8-K, on August 27, 2010, the Board of Directors (the “Board”) of Primus Telecommunications Group, Incorporated (“Group”), among other things, appointed John B. Spirtos, Group’s Lead Independent Director at such time, to serve as Group’s Acting Chief Executive Officer. Subsequent to this, the following actions have been taken.

Effective September 2, 2010, the Group Board elected John B. Spirtos to serve as Chairman of Group. Subsequently, Mr. Spirtos resigned from service on Group’s Nominating and Governance Committee and as Group’s Lead Independent Director. On September 3, 2008, the Compensation Committee of the Board approved the payment of compensation to Mr. Spirtos of a rate of $100,000 per month for two months in connection with Mr. Spirtos’ service as Group’s Acting Chief Executive Officer.

On September 8, 2010, the independent directors of Group and the Group Board approved Neil S. Subin to serve as Group’s Lead Independent Director, in accordance with Group’s Corporate Governance Guidelines.

On September 8, 2010, the Group Board approved the creation of an Executive Committee of the Board of Directors and elected John B. Spirtos (Chair), Peter D. Aquino and Neil S. Subin to serve on this Committee. The Executive Committee is empowered to act for the full Board during intervals between scheduled Board meetings, except with respect to matters that, under Delaware law or Group’s By-laws, may not be delegated to a Committee of the Board. The Executive Committee shall meet as necessary, with all actions taken by this Committee reported at the next Board meeting.

Information regarding the age, business experience, employment history and related matters for Messrs. Spirtos, Aquino and Subin are included in, and incorporated herein by reference to, Group’s definitive proxy statement for the annual meeting of shareholders held on July 30, 2010, which was filed with the Securities and Exchange Commission on June 14, 2010 (the “2010 Proxy Statement”) (as updated, with respect to Mr. Spirtos, in Group’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on August 16, 2010 and September 2, 2010).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Dated: September 9, 2010	By:	/s/ James C. Keeley
James C. Keeley Vice President — Corporate Controller and Acting Chief Financial Officer